Exhibit 10.107

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) by and between DTE ENERGY COMPANY, a Michigan corporation (the “Company”), and GERARDO NORCIA (“Executive”) is made effective by the Company and Executive as of July 1, 2019 (the “Effective Date”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ Executive as Chief Executive Officer of the Company; and

WHEREAS, the Board and the Executive have mutually agreed upon Executive’s compensation and benefits for the Executive’s role as Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to enter into this Agreement with respect to certain terms of Executive’s employment with the Company as its Chief Executive Officer.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

(a)DUTIES. Executive shall continue to be employed by the Company and shall begin to serve as the Chief Executive Officer of the Company on the Effective Date, continuing in that position thereafter at the pleasure of the Board. Executive shall serve in such other position or positions with the Company and its subsidiaries as are consistent with Executive’s position as Chief Executive Officer of the Company, and shall have such duties and responsibilities as are assigned to Executive by the Board consistent with Executive’s position as Chief Executive Officer. If elected, Executive agrees to serve as a member of the Board during the term of Executive’s employment with the Company. Executive’s compensation shall be as determined from time to time by the Organization and Compensation Committee of the Board.

1.CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION.
(a)    Confidentiality.  At all times, both during the term of Executive’s employment by the Company and after the termination of Executive’s employment, Executive shall keep in confidence and trust and shall not use or disclose any confidential information of the Company or of any third party that is entrusted to the Company, except as may be necessary in the ordinary course of performing Executive’s duties for the Company; provided, however, that Executive shall have no such obligation with respect to confidential information that (i) was already known to Executive at the time of its disclosure to Executive by or on behalf of the Company, (ii) at the time of disclosure to Executive was generally available to the public or otherwise in the public domain, or (iii) subsequent to such disclosure becomes generally available to the public or otherwise in the public domain without fault on Executive’s part.

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(b)    Compelled Disclosure.  In the event that Executive is requested in any proceeding to disclose any confidential information, Executive shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order.  If, in the absence of a protective order, Executive is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose confidential information, Executive may disclose such information without liability hereunder; provided, however, that Executive gives the Company notice of the confidential information to be disclosed as far in advance of its disclosure as is practicable and uses Executive’s best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.
(c)    Non-Competition.  During the term of Executive’s employment and for twenty-four (24) months thereafter, Executive shall not, with or without consideration, render services in any capacity to any person (including as a member of the board of directors of a company), or the division or subsidiary of any business, firm or company engaged in any business anywhere in the United States which has a product or service competitive with a product or service of the Company.
(d)    Non-Solicitation. During the term of Executive’s employment and for twenty-four (24) months thereafter, Executive shall not (i) encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other person or entity, (ii) disrupt or interfere with the relationship between the Company and any of its current or former customers, business relations, consultants, agents, representatives or vendors or (iii) induce or solicit or attempt to solicit, any person that is a current or former customer, supplier or other business relation of the Company to enter into a business relationship that may disrupt, damage, impair or interfere with the Company’s business.
(e)    Non-Disparagement. During the term of Executive’s employment with the Company and thereafter, neither the Company nor Executive shall make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the other party including their affiliates, employees or officers, as applicable.
(f)    Reasonableness of Terms.  The Company and Executive agree that the terms contained in this Section 2 of this Agreement are reasonable in all respects and that the restrictions contained therein are designed to ensure that Executive does not engage in unfair competition with the Company.  In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.
(g)    Remedies.  Executive acknowledges that a violation of the terms of this Agreement may give rise to irreparable injury to the Company inadequately compensable in damages, and accordingly, agrees that the Company may seek injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available, including recovery of monetary damages. Both parties waive any right to seek against the other party any claim for punitive, exemplary, or consequential damages for any breach of this Agreement.

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(h)    Permissible Disclosures. Nothing in this Agreement shall prohibit Executive from participating, testifying or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state or local government agency or pursuant to a lawfully issued subpoena, nor does anything herein preclude, prohibit or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.
(f)    AT-WILL EMPLOYMENT; OTHER POLICIES AND AGREEMENTS.  Executive’s employment with the Company is an “at-will” arrangement and this Agreement does not constitute a guarantee of employment for any specific period of time.  Either Executive or the Company may terminate Executive’s employment with the Company at any time, with or without Cause (as defined below), and with or without advance notice.  This “at-will” employment relationship cannot be changed except in a written agreement approved by the Board and Executive. This Agreement shall not supersede or affect any other agreement (including but not limited to any change in control agreement or policy, any provisions of any incentive compensation plans or award agreements, any clawback policy or any indemnification agreement) currently in force. This Agreement shall not supersede or affect any of Executive’s vested employment benefits including but not limited to post-employment benefits.
(g)    SEVERANCE BENEFITS.
(h)    Entitlement to Severance Benefits.  If the Company (or any successor entity) terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason, then unless such termination is due to Executive’s death, permanent disability (within the meaning of the Company sponsored long-term disability plan in effect for, or applicable to, Executive), voluntary resignation or retirement, Executive shall be eligible to receive (i) severance pay in the form of continuation of Executive’s base salary in effect as of the employment termination date for twenty-four (24) months following the date of termination of employment, plus (ii) an amount equal to two (2) times the annual incentive award that Executive would have been paid under the Company’s annual incentive plan then in effect if Executive had been employed for the full calendar year with respect to the year in which the termination of Executive’s employment occurred, calculated in the same manner as the annual incentive plan payments for other executives of the Company are calculated, and in addition (iii) Executive shall be paid a pro rata annual incentive payment under the Company’s annual incentive plan then in effect, based on the number of days during the calendar year prior to the date of termination as compared to the entire calendar year, with such pro rata annual incentive payment to be earned only if and only to the extent that the annual incentive plan targets are achieved at the end of the calendar year, and (iv) the unvested equity awards held by Executive at the time of the termination of his employment shall vest on a pro rata basis, based on the number of days during the vesting period that Executive was employed prior to the date of termination as compared to the total vesting period, and any performance awards shall be earned if and only to the extent that the performance targets are achieved at the end of the performance period (the “Severance Benefits”). Executive will also be entitled to be certain post-termination health care benefits in accordance with a retiree medical plan in which Executive is entitled to participate. The vesting of unvested equity awards provided for in this Agreement is intended to be the same pro rata vesting that is provided for in the Company’s current retirement

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arrangement in which Executive is entitled to participate; in all other respects the Severance Benefits provided under this Agreement are in addition to any benefits under any other plans or agreements in effect between Executive and the Company, which plans or agreements are not altered in any manner by the terms of this Agreement.
(i)    Payment of Severance Benefits. The Severance Benefits shall be subject to all required payroll deductions and withholdings as determined by the Company.  In order to be eligible for the Severance Benefits, Executive must meet the Release Requirements as set forth in Section 5 within sixty (60) days after the date of Executive’s employment termination, and Executive shall receive no Severance Benefits if Executive fails to meet the Release Requirements. If Executive meets the Release Requirements set forth in Section 5, the salary continuation portion of the Severance Benefits will be paid in equal monthly installments in accordance with the Company’s regular payroll practices, provided however, that the first payment of such amounts will not be made to Executive until the first regular monthly payroll date that is more than sixty (60) days after the employment termination date, with the first payment due on such first payroll date that is more than sixty (60) days after the employment termination date to include all payments that would have been due during the period beginning on the first regular monthly payroll date following the termination date and such first regular monthly payroll date after the sixtieth (60th) day following the termination date; the annual incentive plan portion of the Severance Benefits shall be paid as follows: the first payment shall be made on March 15 of the year following the year in which the termination of Executive’s employment occurs, such payment to consist of the sum of each of the monthly installments which would have been paid by such date if the annual incentive plan payments had been made following the termination date in twenty-four (24) monthly installments in accordance with the Company’s regular payroll practices, and the balance shall be paid in equal monthly installments in accordance with the Company’s regular payroll practices over the remainder of the two-year period following the termination date; and the pro rata annual incentive plan payment for the year in which the termination occurs shall be paid if and when annual incentive payments are made to the other executives who participate in the annual incentive plan.
(j)    Definition of Cause.  “Cause” for the Company (or any acquirer or successor in interest thereto) to terminate Executive’s employment shall exist if any of the following occurs: (i) Executive’s conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) Executive’s commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company; (iii) Executive’s material violation of any Company policy or of any statutory duty Executive owes to the Company; or (iv) Executive’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or could reasonably be expected to have resulted in) material harm to the business or reputation of the Company; provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute “Cause” only if such action or conduct continues after the Board or an authorized officer of the Company has provided Executive with written notice thereof and 30 days’ opportunity to cure the same, except that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure.  The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.

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(k)    Definition of Good Reason. “Good Reason” means the occurrence, without Executive’s consent, of any of the following events, other than in connection with a termination of Executive’s employment for Cause or due to a Qualifying Termination under a Change of Control as set forth in the March 3, 2014 Change in Control Severance Agreement between the parties.
(i)    Executive’s Annual base salary or Executive’s opportunity to earn incentives and bonus pay from the Company at the target goals in place at the time of the Effective Date of this Agreement is reduced, except in the case of an across-the-board salary reduction similarly affecting all company executives,
(ii)    Failure of Executive to be nominated by the Board to serve as a member of the Board at any meeting of shareholders at which Executive’s current term as a director expires;
(iii)    Executive being required to report to any person(s) other than the Board, the Executive not being permitted to have a material involvement in the strategy and operations of the Company or the dilution or curtailing of the Executive’s roles and responsibilities (including but not limited to hiring of a Chief Operating Officer (COO), Chief Financial Officer (CFO) or similar equivalent roles of heads of functions and/or departments, without the Executive’s prior written consent or termination of a Chief Operating Officer (COO), Chief Financial Officer (CFO) or similar equivalent roles of heads of functions and/or departments, without first consulting with Executive in good faith);
(iv)    Involuntary relocation of Executive outside of the greater Detroit Metropolitan Area; or
(v)    A material breach by the Company of this Agreement or of any other Agreement between Company and the Executive concerning compensation and/or benefits.
Provided however, that the above will constitute “Good Reason” only if such actions or conditions continue after Executive has provided the Company with written notice thereof and thirty (30) days opportunity to cure the same, except that Executive is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure.
(l)     RELEASE REQUIREMENTS.  To be eligible to receive the Severance Benefits, Executive must meet the following requirements (the “Release Requirements”): (a) Executive must first timely execute, make effective, not revoke and deliver to the Company within sixty (60) days after the date of Executive’s employment termination a general release of all known and unknown claims, in substantially the form attached hereto as Exhibit A; and (b) Executive must not be in material breach of any other agreement or contract between Executive and the Company at the time of the receipt of such benefits.  In the event that, during such time as Executive continues to receive the Severance Benefits, Executive materially breaches this Agreement, the Company’s obligation to continue to provide the Severance Benefits will immediately cease in full, and Executive will not be entitled to receive any additional Severance Benefits as of the date of Executive’s breach.
(m)    MISCELLANEOUS.

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(n)    Binding Effect; Severability.  This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
(o)    Counterparts. This Agreement may be signed in counterparts, all of which together shall constitute one agreement.
(p)    Governing Law; Consent to Jurisdiction; Jury Trial Waiver.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of or for the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  BY SIGNING THIS AGREEMENT EXECUTIVE ALSO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
(q)    Mutual Drafting.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and .pdf signatures shall be equivalent to original signatures.
(r)    SECTION 409A COMPLIANCE.

(s)    The intent of the parties is that payments and benefits under this Agreement either are exempt from or comply with Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement (and payments and benefits hereunder) shall be interpreted to be exempt from or in compliance therewith. However, in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or for damages for failing to be exempt from or in compliance with Section 409A.

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(t)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(u)    Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then each of the following shall apply:

(i)    With regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)    To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Section 409A provided on account of a “separation from service,” Executive shall pay the cost of such benefits during the Delay Period, and the Company shall promptly reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(v)    All reimbursements of expenses under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. No such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(w)    For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(x)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

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(y)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless and to the extent otherwise permitted by Section 409A.

(z)    Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of Executive’s termination of employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made upon such schedule as in effect upon the date of termination, but no less frequently than monthly.

(aa)    During the term of employment, Company shall provide Executive with regular and qualified consulting support to ensure Executive’s continued compliance with Section 409A; and upon Executive’s termination, retirement or other permanent separation from the Company, Company shall provide Executive the same consulting services for a period of six (6) months subsequent to such termination or retirement at Company’s sole cost.
SIGNATURES ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the Effective Date.

EXECUTIVE: /s/Gerardo Norcia GERARDO NORCIA	THE COMPANY: DTE ENERGY COMPANY By: /s/Diane M. Antishin Name: DIANE M. ANTISHIN Title: Vice President - Human Resources

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EXHIBIT A

SEPARTION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release of Claims (“Agreement”) is made between (Insert Employee Name) (“Employee”) and (Insert DTE Energy Corporate Services, LLC/ DTE Electric Company/DTE Gas Company), for the benefit of DTE Energy Company, and all its assigns, employees, agents, officers, directors, trustees, shareholders, successors, parents, subsidiaries, affiliates, attorneys, associated companies and representatives, both past and present (collectively, the “Company”).
WHEREAS, Employee is separated from the Company, effective _________________, and the parties desire to mutually and fully settle any and all potential claims, charges, or issues and resolve any and all disputes, whether known or unknown, that have or could have been raised by either Employee or the Company, including without limitation disputes arising out of, occurring during, or related to Employee’s employment with or separation from the Company, and
NOW, THEREFORE, in consideration of the mutual promises and representations contained throughout this entire Agreement, the parties agree as follows:

1.	The Company will:

a.	[Describe applicable economic arrangements];

b.
Respond, as required by law, but not protest if Employee seeks unemployment benefits (however, benefit eligibility, timing and amount are determined by the Michigan Unemployment Insurance Agency (“UIA”));

c.	Record and advise third parties (other than UIA) that Employee voluntarily resigned and, if inquiry is made, the Company will provide only confirmation of dates of service and positions held.

2.
Sufficient Consideration. The Employee agrees that the benefits set forth in this Agreement, including but not limited to the benefits outlined in Section 1 above, are benefits to which Employee would not otherwise be entitled to in the absence of this Agreement. Employee agrees that such benefits constitute adequate consideration for Employee’s obligations under this Agreement.

3.
Release. Employee waives and releases for all time any and all claims Employee may have against the Company arising from Employee’s employment and/or termination of Employee’s employment up through the date on which this Agreement is executed. Employee agrees that the release of claims is all encompassing, final and binding for all time on Employee and Employee’s heirs or assigns. By signing this Agreement, Employee releases all claims for injury, damages wages or other compensation, whether known or unknown, arising under all federal, state and local regulations or statutes; including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the American’s With Disabilities Act, or the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Employment Retirement Income Security Act of 1974, the Family Medical Leave Act, the Michigan Whistleblowers’ Protection Act, the Michigan Persons with Disabilities Civil Rights Act, the Michigan Elliott-Larsen Civil Rights Act, claims for discrimination, harassment or retaliation on the basis of any protected class or protected activity, or any claim arising under the common law (such as defamation or slander) that can or could be raised in any forum or court, unless the claims are those that cannot legally be released or those that arise after the date this Agreement is executed. Further, this does not limit Employee’s right to participate in an EEOC, NLRB, OSHA, SEC or other governmental agency investigation; however, Employee waives the right to recover any monetary or other benefits, such as reinstatement, arising from the investigation. This Agreement does not limit Employee’s rights to receive an award from the government for information provided.

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4.
Proprietary Information and Return of Property. Employee acknowledges that, while employed, Employee received proprietary and confidential information belonging to the Company, including trade secrets, customer lists, accounting information, and information related to process and technology, which are not generally known outside the Company, of which the Company takes reasonable efforts to maintain secrecy and from which the Company derives economic benefit and value (“Proprietary Information”). Employee agrees that for all time Employee will not disclose such Proprietary Information to any person outside of the Company, nor make any unauthorized use of such Proprietary Information. Employee shall immediately turn over to the Company and not keep or deliver to any other person, all Proprietary Information related to the business of the Company, as well as all other property belonging to the Company including, but not limited to, Employee Handbooks, door keys, file keys, computer access codes or other physical property. Employee shall have no right to retain any copies of Proprietary Information or Property for any reason whatsoever without the express written consent of the Company.

5.
Vested Benefits: Nothing in this Agreement modifies or limits the terms or conditions of any Company benefit plan. Employee’s eligibility for benefits, if any, shall be governed by the terms of the applicable Company plan, including any reservation of rights therein.

6.
No Admission of Liability: This Agreement constitutes a full accord and satisfaction of any and all claims described above and shall not be used as an admission of liability by the Company at any time for any purpose.

7.
Voluntary Agreement: In signing this Agreement, Employee acknowledges that Employee does not and has not relied on any representation or statement by the Company or any representative of the Company regarding the subject matter or effect of this Agreement, except as stated herein. Employee acknowledges having had sufficient time to review the terms of this Agreement and is fully aware of its contents and legal effects. Employee has executed this Agreement after independent consideration and without being subjected to fraud, duress or undue influence. Employee has been advised to consult with an attorney prior to signing the Agreement.

8.	Choice of Law: This Agreement is made and entered into in the State of Michigan and shall in all respects be interpreted, enforced and governed under the laws of that State.

9.
Severability: If any provision, section, subsection or portion of this Agreement is determined to be illegal, invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such determination shall not affect any other provision and the remaining provisions of this Agreement shall remain in full force and effect, and shall be interpreted to best reflect the intent of the parties. Also, the headings or paragraph numbers are intended to be instructive, and not dispositive of the subject addressed.

10.
Waiting and Revocation Periods: Employee confirms receipt of this Agreement on _____________. Employee has twenty-one (21) days from the actual receipt of this Agreement to consider its terms, at which time the offer is withdrawn if it has not been accepted. Employee has the right to execute and return this Agreement at any time prior to the expiration of the waiting period. By signing earlier, Employee expressly and voluntarily waives any remainder of the 21-day review period.

Employee understands and agrees that this Agreement is revocable for seven (7) days following Employee’s signing of this Agreement, and may be revoked by a writing sent via certified mail to Antoinette S. Porter, Employment Counsel, DTE Energy, One Energy Plaza 1640 WCB, Detroit, MI 48226, post-marked no later than the seventh (7th) day after this Agreement is signed by Employee (unless that day is a Sunday or a holiday, in which event the period is extended to the next day there is mail service). This Agreement shall not become effective or enforceable until that revocation period has expired and shall automatically become enforceable and effective on the eighth (8th) day after the date this Agreement is signed by Employee and a designee of the Company.

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11.
Medicare Acknowledgement: Employee affirms that he is not, and has never been, a recipient of Medicare benefits. Employee affirms that he is under age 65 and is not otherwise eligible for Medicare, and that Medicare has not notified him of, and he is not aware of, any Medicare liens applicable to him.

12.	May Be Signed in Counterparts: This Agreement may be signed in counterparts, and a facsimile or scanned signature sent via electronic mail shall be considered as authentic as the original.
The undersigned have read the foregoing Agreement and accepted and agree to the provisions contained therein and hereby execute it voluntarily and with full understanding of its consequences.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS.

(Insert Employee Name), Employee	Diane M. Antishin, for the Company
Date:	Date:

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